                                                                    Exhibit 99.1


 THE J. M. SMUCKER COMPANY ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR RESULTS

              - SALES INCREASES IN ALL BUSINESS AREAS FOR THE YEAR
                   - STRONG CONTRIBUTIONS FROM JIF AND CRISCO
                       - COMPANY PROVIDES FY2004 GUIDANCE

ORRVILLE, Ohio, June 17---The J. M. Smucker Company (NYSE: SJM) today announced results for the fourth quarter and 2003 fiscal year ended April 30, 2003.

FOURTH QUARTER RESULTS

Company sales were $329.0 million for the fourth quarter, up 87 percent compared to $176.1 million in the fourth quarter of 2002. The Jif(R) and Crisco(R) brands contributed $143.0 million to sales in the fourth quarter of 2003. Excluding the contribution of the Jif and Crisco brands, sales increased nearly 6 percent and quarter-over-quarter gains were realized in all business areas other than industrial. Excluding industrial, sales in the Company's traditional business areas would have increased 13 percent for the quarter.

Net income was $23.2 million, or $0.46 per share for the fourth quarter versus $6.7 million or $0.28 per share in the comparable period last year. Net income for the fourth quarter included Jif and Crisco merger-related costs of $1.6 million or $0.02 per share and restructuring costs of $2.5 million or $0.03 per share. Net income for the fourth quarter of 2002 included merger-related costs of $4.1 million or $0.11 per share. Excluding such costs in the fourth quarter of 2003 and 2002, the Company's earnings per share would have been $0.51 and $0.39, respectively.

Richard Smucker, president, co-chief executive officer, and chief financial officer, commenting on the results stated, "Our performance continues to exceed expectations as the combination of strong category growth and market share gains are producing record sales and earnings. We had a very active quarter as we completed our accelerated rollout of Smucker's Uncrustables(R) in the Northeast and also began construction on a new production facility in Scottsville, Kentucky, devoted to Uncrustables. We also announced a key restructuring initiative that is underway and progressing as planned."

FULL-YEAR RESULTS

Sales for the year ended April 30, 2003, were up 91 percent to $1,311.7 million, compared to $687.1 million for fiscal year 2002. The sales of the Jif and Crisco brands in 2003 were $571.0 million. Excluding sales from these brands, sales were up nearly 8 percent as each business area realized an increase over 2002.

Net income for 2003 was $96.3 million, more than tripling last year's $30.9 million. Earnings per share for the same periods were $2.02 and $1.31, respectively. Income for 2003 includes merger-related costs of $10.5 million, or $0.14 per share, and restructuring costs of $2.5 million or $0.03 per share. Merger-related costs of $5.0 million, or $0.14 per share, were included in the comparable period last year. The Company believes that all material merger-related costs have already been incurred. Excluding the costs in both years, the Company's income would have been $104.4 million or $2.19 per share and $34.0 million or $1.45 per share, respectively.

Earnings per share for the fourth quarter and for the full fiscal year 2002 have been restated per GAAP to reflect the effect of the merger exchange ratio of ..9451 on the weighted-average shares outstanding for those periods. In addition, for comparative purposes, if the nonamortization provisions of Statement of Financial Accounting Standards 142, "Accounting for Goodwill and Other Intangible Assets" had been in effect last year, earnings per share would have been $0.03 higher for the fourth quarter and $0.10 higher for the fiscal year.

EXPENSES

Fourth quarter operating income increased $28.0 million over last year and operating income margins improved from 6.0 percent in the fourth quarter of 2002 to 11.7 percent this year. Gross margin performance also improved in the quarter, increasing from 32.4 percent last year to 34.8 percent this year. This improvement reflects the on-going impact of the addition of the higher margin Jif and Crisco businesses. For the year, gross margin was 34.8 percent compared to 32.7 percent for last year.

Selling, distribution, and administrative (SD&A) expenses as a percent of sales decreased from 24.1 percent for the fourth quarter last year to 22.2 percent for the fourth quarter this year. As expected, marketing expenses for the quarter more than doubled last year's fourth quarter as the Company completed its rollout of Uncrustables in the northeastern part of the U.S. and continued to reinvest a portion of the savings from lower peanut costs in support of the Jif brand. For 2003, SD&A expense was 21.3 percent of sales, an improvement from
24.0 percent last year. The improvement in the expense ratio reflects the impact of the merger, as the Company has been able to utilize its existing administrative infrastructure and thus allocate costs over a broader revenue base.

Tim Smucker, chairman and co-chief executive officer, stated, "We have just concluded a very successful year - both in terms of financial performance and implementing our strategy. We completed the merger and successful integration of the Jif and Crisco brands, and experienced solid growth in both the categories and the brands. In addition, we maintained our focus on the traditional Smucker businesses, which continued to perform well. As a result, we are well positioned to continue the momentum into fiscal 2004."

SEGMENT PERFORMANCE

U.S. RETAIL MARKET

The U.S. retail market segment is composed of the Company's consumer and consumer oils business areas and represents domestic sales of Smucker's(R), Jif and Crisco brand products to retail customers.

Sales for the quarter in the U.S. retail market segment were $222.4 million compared to $77.5 million last year. Jif and Crisco accounted for $138.6 million of the increase. For fiscal 2003, sales in the U.S. retail segment were $889.9 million compared to $323.6 million last year. Jif and Crisco accounted for $553.4 million of the increase.

Excluding Jif and Crisco, the U.S. retail segment business increased 8 percent over the previous year's fourth quarter. The increase came from growth in the grocery and mass retail channels, and was primarily attributable to growth in sales of Smucker's fruit spreads and natural peanut butters. The rollout of Uncrustables also accounted for approximately 40 percent of the overall increase in the consumer traditional business. This was partially offset by a decrease in sales in the Company's specialty foods channel.

Performance in the peanut butter category during the fourth quarter continued to be strong, and the Jif brand outpaced the overall category. This resulted in sales growth of approximately 13 percent during the quarter and a gain of one share point during the most recent twelve-week period. The Crisco brand also demonstrated a good fourth quarter due to a successful spring holiday period, with consumer volume up 4 percent over last year's fourth quarter and an increase in market share.

SPECIAL MARKETS

The Special Markets segment is composed of the foodservice, industrial, international, and beverage business areas.

Fourth quarter sales in this segment were $106.6 million compared to $98.6 million for the fourth quarter of fiscal 2002, an increase of 8 percent. For the year, sales in this segment were $421.9 million compared to $363.5 million during the prior year, an increase of 16 percent.

In the foodservice area, sales were up 27 percent for the quarter with three-quarters of the increase coming from growth in the traditional Smucker's line of portion control items. Sales to the schools market also experienced strong growth, up 43 percent, led by the expansion of Uncrustables into new school districts and the addition of the grilled cheese line extension. Sales for the year increased 16 percent in 2003 over 2002.

International sales increased 24 percent in the fourth quarter due mostly to increased sales in Canada and a sharp increase in export sales. In Canada, the majority of the increase was attributable to the addition of Crisco; however, the traditional business was also up 4 percent. Exchange rates also favorably impacted the Canadian results. Sales of Henry Jones Foods in Australia were up due to favorable exchange rates, but flat in local currency. Fiscal year sales in the international markets increased 26 percent in 2003, with two-thirds of the increase coming from Canada. Sales in Brazil also were up 21 percent over 2002. In total, the impact of changes in exchange rates did not significantly impact results for the year.

Sales in the beverage area continued its year long strong performance, up 22 percent for the fourth quarter, and 23 percent for the year. New products and growth of existing branded products under both the R.W. Knudsen(R) and Santa Cruz Organic(R) brands drove this increase. An increase in nonbranded sales also favorably impacted the fourth quarter of 2003.

Sales in the industrial area were down 28 percent in the fourth quarter of 2003 from the same quarter last year. The decrease in sales was due to the Company's previously announced decision to exit certain contracts. Approximately $7.3 million in sales of now discontinued business were included in last year's fourth quarter and $21.4 million for the full year. Despite the planned reduction on certain contracts, sales for the industrial area for 2003 were up 2 percent due to a full year's inclusion of the business acquired from International Flavors and Fragrances Inc. (IFF) in October 2001 and new products.

OUTLOOK FOR FISCAL 2004

The Company expects to increase revenues by 6 percent to approximately $1.4 billion in fiscal 2004. The Company noted that while it will gain about $40-$45 million in sales from an additional month of Jif and Crisco in 2004, it has a planned reduction of approximately $45-$50 million in sales resulting from a combination of SKU rationalization and exiting of low-margin business in the industrial and foodservice areas.

The Company expects to achieve earnings in the range of $113 million to $115 million, with a resulting earnings per share range of $2.25 to $2.30. These estimates exclude approximately $12 million or $0.15 per share of restructuring costs expected to be realized next year, but do include certain start-up and transition costs associated with the new Scottsville facility, as discussed below. Earnings per share for 2004 are calculated using fully-diluted shares of
50.1 million. Based on these earnings estimates, free cash flow before dividends is expected to be approximately $60 million including capital expenditures of approximately $80 million. The level of capital spending in 2004 represents an increase of $30 million over 2003 and is mainly due to expenditures on the new Uncrustables plant.

In conjunction with the start-up of the new plant, the Company expects to incur one-time start-up costs of approximately $3.0 million or $0.03-$0.04 per share during fiscal 2004. These expenses are expected to occur in the third and fourth quarters of 2004. In addition, bread costs are expected to increase by approximately $2.1 million or nearly $0.03 per share, as the Company winds down its contracts with current suppliers. These expenses are considered specific to the transition to the new facility and are not expected to recur. Consolidation of production in the Scottsville facility is expected to increase capacity and lower production costs significantly, improving profitability.

CONFERENCE CALL

The Company will conduct an earnings conference call and webcast on June 17, 2003, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at www.smuckers.com. For those unable to listen to the webcast, a replay will be available following the call and can be accessed by calling (800) 428-6051 in the United States or (973) 709-2089 internationally and entering replay pass code 296697. The audio replay will be available until Friday, June 20, 2003, at 11:59 p.m. E.T.

ABOUT THE J. M. SMUCKER COMPANY
The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, ice cream toppings, health and natural foods, beverages, and natural peanut butter in North America. In June of 2002, the Company further enhanced its leadership position with the addition of Jif peanut butter and Crisco shortening and oils to the Smucker family of brands. For over 100 years, the Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J. M. Smucker Company has over 2,700 employees worldwide and distributes products in more than 45 countries.

This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows, that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the success and cost of new marketing and sales programs and strategies intended to promote growth in the Jif and Crisco businesses as well as the Company's other businesses, estimated costs associated with the Company's restructuring activities, successful construction and start-up of the Scottsville, Kentucky, plant, the strength of commodity markets from which raw materials are procured and the related impact on costs, the exact time frame in which loss of sales associated with discontinued industrial contracts will occur, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

Contact:
Richard K. Smucker
President, Co-CEO, and CFO
The J. M. Smucker Company,
(330) 682-3000

Mark R. Belgya
Treasurer
The J. M. Smucker Company
(330) 682-3000

                            The J. M. Smucker Company
                        STATEMENTS OF CONSOLIDATED INCOME

                                                                 Year Ended April 30,
                                                          ---------------------------------
                                                              2003                 2002
                                                          ------------         ------------
                                                          (Dollars in thousands, except per
                                                                      share data)

NET SALES                                                 $  1,311,744         $    687,148
Cost of products sold                                          854,407              462,157
Cost of products sold - restructuring                            1,256                  ---
                                                          ------------         ------------
GROSS PROFIT                                                   456,081              224,991
Selling, distribution, and administrative expenses             279,760              165,172
Merger and integration costs                                    10,511                5,031
Other restructuring costs                                        1,281                  ---
                                                          ------------         ------------
OPERATING INCOME                                               164,529               54,788
Interest income                                                  2,039                2,181
Interest expense                                                (8,752)              (9,207)
Other (expense) income - net                                    (2,426)               2,436
                                                          ------------         ------------
INCOME BEFORE INCOME TAXES                                     155,390               50,198
Income taxes                                                    59,048               19,347
                                                          ------------         ------------
NET INCOME                                                $     96,342         $     30,851
                                                          ============         ============


NET INCOME PER COMMON SHARE                               $       2.04         $       1.33
                                                          ============         ============


NET INCOME PER COMMON SHARE - ASSUMING DILUTION           $       2.02         $       1.31
                                                          ============         ============


Dividends declared per common share                       $       0.83         $       0.68
                                                          ============         ============

Weighted-average shares outstanding                         47,309,257           23,114,494
                                                          ============         ============
Weighted-average shares outstanding -
  assuming dilution                                         47,764,777           23,493,365
                                                          ============         ============


Per share amounts for 2002 have been restated to reflect the effect of the Company's merger with Jif and Crisco whereby Smucker common shareholders received 0.9451 new Smucker common share for each Smucker common share held.

                            The J. M. Smucker Company
                      CONDENSED CONSOLIDATED BALANCE SHEETS



                                                    April 30,
                                          ----------------------------
                                             2003               2002
                                          ----------        ----------
                                              (Dollars in thousands)
ASSETS
Current Assets:
   Cash and cash equivalents              $  181,225        $   91,914
   Trade receivables                         101,364            57,371
   Inventories                               169,127           116,539
   Other current assets                       14,944            13,989
                                          ----------        ----------
         Total Current Assets                466,660           279,813

Property, Plant & Equipment, Net             274,986           162,789

Other Noncurrent Assets                      873,761            82,290
                                          ----------        ----------
                                          $1,615,407        $  524,892
                                          ==========        ==========

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                       $   68,704        $   32,390
   Other current liabilities                  98,570            48,041
                                          ----------        ----------
         Total Current Liabilities           167,274            80,431

Long-Term Debt                               135,000           135,000
Other Noncurrent Liabilities                 188,962            29,317
Shareholders' Equity, Net                  1,124,171           280,144
                                          ----------        ----------
                                          $1,615,407        $  524,892
                                          ==========        ==========

                            The J. M. Smucker Company
                   SUMMARY OF QUARTERLY RESULTS OF OPERATIONS
                                   (Unaudited)


The following is a summary of unaudited quarterly results of operations for the years ended April 30, 2003 and 2002, as restated to reflect the effect of the Company's merger with Jif and Crisco whereby Smucker common shareholders received 0.9451 new Smucker common share for each Smucker common share held.

(Dollars in thousands, except per share data)
---------------------------------------------------------------------------------------------------
                                                                                  Net   Net Income
                                                                               Income   per Common
                                                                                  per      Share -
                                Quarter         Net     Gross                  Common     Assuming
                                  Ended       Sales    Profit  Net Income       Share     Dilution
---------------------------------------------------------------------------------------------------
    Fiscal 2003           July 31, 2002    $274,936   $92,352     $16,017       $0.39        $0.39
                       October 31, 2002     366,975   126,412      29,087        0.59         0.58
                       January 31, 2003     340,826   122,931      27,993        0.56         0.56
                         April 30, 2003     329,007   114,386      23,245        0.47         0.46
---------------------------------------------------------------------------------------------------
    Fiscal 2002           July 31, 2001    $169,792   $57,180     $ 8,547       $0.37        $0.37
                       October 31, 2001     172,844    55,820       7,704        0.34         0.33
                       January 31, 2002     168,392    55,001       7,947        0.34         0.34
                         April 30, 2002     176,120    56,990       6,653        0.28         0.28
---------------------------------------------------------------------------------------------------


                                      Quarter Ended               High           Low     Dividends
---------------------------------------------------------------------------------------------------
    Fiscal 2003                       July 31, 2002             $37.50        $28.71         $0.20
                                   October 31, 2002              38.84         32.03          0.20
                                   January 31, 2003              42.25         33.30          0.20
                                     April 30, 2003              40.80         33.00          0.23
---------------------------------------------------------------------------------------------------
    Fiscal 2002                       July 31, 2001             $29.38        $25.30         $0.17
                                   October 31, 2001              38.20         25.29          0.17
                                   January 31, 2002              39.92         32.80          0.17
                                     April 30, 2002              38.78         32.06          0.17
---------------------------------------------------------------------------------------------------

                            The J. M. Smucker Company
                              FINANCIAL HIGHLIGHTS

                                                                      Year Ended April 30,
-----------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                                  2003                 2002
-----------------------------------------------------------------------------------------------------------

Net sales                                                                 $ 1,311,744         $    687,148

Net income and net income per common share:
   Net income                                                             $    96,342         $     30,851
   Net income per common share - assuming
     dilution                                                             $      2.02         $       1.31

Income and income per common share before
   restructuring and merger and integration costs: (1)
   Income                                                                 $   104,432         $    34,011
   Income per common share - assuming dilution                            $      2.19         $      1.45

Common shares outstanding at year end                                      49,767,540          23,504,129
Number of employees                                                             2,775               2,300

-----------------------------------------------------------------------------------------------------------

(1) Reconciliation to net income:

Income before income taxes                                                $   155,390         $    50,198
Merger and integration costs                                                   10,511               5,031
Cost of products sold - restructuring                                           1,256                 ---
Other restructuring costs                                                       1,281                 ---
-----------------------------------------------------------------------------------------------------------
Income before income taxes, restructuring, and merger and
   integration costs                                                          168,438              55,229
Income taxes                                                                   64,006              21,218
-----------------------------------------------------------------------------------------------------------
Income before restructuring and merger and integration costs              $   104,432         $    34,011
-----------------------------------------------------------------------------------------------------------